Filed Pursuant to Rule 433
Registration File No. 333-275130
January 29, 2024

KINDER MORGAN, INC.
Pricing Term Sheet
$1,250,000,000 5.000% Senior Notes due 2029
$1,000,000,000 5.400% Senior Notes due 2034

Issuer:	Kinder Morgan, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB
Ratings Outlooks (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	January 29, 2024
Settlement Date (T+3):	February 1, 2024
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2024	February 1 and August 1, commencing August 1, 2024
Record Dates:	January 15 and July 15	January 15 and July 15
Maturity Date:	February 1, 2029	February 1, 2034
Principal Amount:	$1,250,000,000	$1,000,000,000
Benchmark Treasury:	4.000% due January 31, 2029	4.500% due November 15, 2033
Benchmark Treasury Price / Yield:	100-01 ¾ / 3.988%	103-08+ / 4.091%
Spread to Benchmark Treasury:	+105 bps	+135 bps
Yield to Maturity:	5.038%	5.441%
Interest Rate:	5.000%	5.400%
Price to the Public:	99.834% of the aggregate principal amount	99.687% of the aggregate principal amount
Optional Redemption:	Prior to January 1, 2029 (one month prior to the maturity date of the notes due 2029), in the case of the notes due 2029, and November 1, 2033 (three months prior to the maturity date of the notes due 2034), in the case of the notes due 2034 (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem each series of the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the notes due 2029, and plus 25 basis points, in the case of the notes due 2034, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
CUSIP / ISIN:	494553 AD2 / US494553AD27	494553 AE0 / US494553AE00
Joint Book-Running Managers:

Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
CIBC World Markets Corp.

Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. Regions Securities LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Mizuho Securities USA LLC at 1-866-271-7403, SMBC Nikko Securities America, Inc. at 1-888-868-6856, TD Securities (USA) LLC at 1-855-495-9846, or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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